Exhibit 99.2

SETTLEMENT AND RELEASE AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered effective June 13, 2025 (the “Effective Date”) by and between U.S. Specialty Insurance Company, a Texas corporation (“USSIC”), and W&T Offshore, Inc. (“W&T”), a Texas corporation. USSIC and W&T are hereinafter sometimes referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

A.            Reference is made to the following agreements:

(1)       Payment and Indemnity Agreement No. 1380, dated as of September 14, 2020, pursuant to which USSIC issued surety bonds (the “Indemnity Agreement”).

B.            Certain disputes arose between USSIC and W&T relating to the Indemnity Agreement and the Parties’ rights and obligations under those agreements.

C.            On October 21, 2024, USSIC filed a petition in the District Court of Harris County, Texas, alleging, among other things, breach of the Indemnity Agreement between W&T and USSIC and seeking to compel W&T to provide the collateral demanded by USSIC (the “USSIC Lawsuit”). On October 25, 2024, W&T filed a notice of removal with the District Court of Harris County, Texas, removing the case to U.S. District Court for the Southern District of Texas, Houston Division (the “Court”).

D.           On November 22, 2024, the Court consolidated the USSIC Lawsuit with other related matters (as consolidated, the “Sureties Litigation”). On December 11, 2024, as a result of the foregoing, W&T filed an amended complaint against the surety parties named therein, among other things, asserting counterclaims such as: (1) violations of the Sherman Antitrust Act; (2) violations of the Texas Free Enterprise and Antitrust Act; (3) violations of the Texas Insurance Code Section 541; (4) tortious interference with existing contracts and prospective business relationships; and (5) conspiracy.

E.            The Parties now desire to enter into a settlement agreement pursuant to which, among other things, USSIC will request a dismissal without prejudice of USSIC’s claims in the Sureties Litigation and W&T will request a dismissal without prejudice of W&T’s claims against USSIC in the Sureties Litigation.

AGREEMENT

NOW, THEREFORE, for good and valid cause, and for and in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of all of which are hereby acknowledged, the Parties agree as follows.

1.                     USSIC will dismiss without prejudice USSIC’s claims against W&T in the Sureties Litigation (“USSIC Dismissal Without Prejudice”). Likewise, W&T will dismiss without prejudice W&T’s claims against USSIC in the Sureties Litigation (“W&T Dismissal Without Prejudice”). The form Joint Motion to Dismiss Without Prejudice is attached as Exhibit 1.

2.                     In consideration of the W&T Dismissal Without Prejudice, USSIC agrees as follows:

a.	Premium rates paid by W&T or any of its affiliates, subsidiaries or joint venture entities, including, for the avoidance of doubt, Monza Energy LLC, that are currently existing will remain unchanged and in force for any currently existing surety bond issued by USSIC until after 12/31/2026, at the earliest.

b.	USSIC hereby withdraws all collateral demands it has made on W&T or any of its affiliates, subsidiaries or joint venture entities, including, for the avoidance of doubt, Monza Energy LLC, and hereby covenants and agrees not to request, demand, or otherwise insist on collateral, whether related to a surety bond or pursuant to the Indemnity Agreement or for any other purpose whatsoever, until after 12/31/2026, at the earliest, except if:

i.	W&T does not pay premiums owed to USSIC when due;

ii.	When a claim is made by a third party against any bond issued by USSIC to W&T or its affiliates or subsidiaries;

iii.	In the event that there is an initiation of an insolvency proceeding for W&T or any of its affiliates, subsidiaries or joint venture entities, whether voluntary or involuntary;

iv.	In the event that there is an uncured event of default under the indenture governing W&T’s second lien notes due 2029 that results in an acceleration, in whole or in part, of the indebtedness thereunder; or

v.	If W&T or its affiliates or subsidiaries initiate a lawsuit against USSIC.

For the above clauses 2.b.i and 2.b.ii, USSIC may only request, demand, or otherwise insist on collateral if it has provided W&T prior written notice of its intent to exercise its collateral rights and W&T has not cured the condition giving rise to such rights within ten days of W&T’s receipt of such notice.

3.                     In consideration of the USSIC Dismissal Without Prejudice, W&T, on behalf of itself and its respective affiliates and subsidiaries, agrees as follows:

a.	In the event that W&T enters into an agreement to provide collateral, in any form or fashion, to another party in settlement of the Sureties Litigation on bonds existing as of the date of this agreement, W&T shall provide substantially similar collateral to USSIC as it provides to such other party. The amount of collateral provided to USSIC shall be calculated on a pro rata basis as follows:

The face value of the surety bonds issued by USSIC multiplied by a fraction, the numerator of which is the total dollar amount of the collateral to be provided to such other party(ies) and the denominator of which is the face value of the surety bonds issued by such other party. For example, if W&T provides $10 million in collateral to another surety that has an aggregate amount of outstanding bonds totaling $50 million, W&T would - under that scenario - provide collateral to USSIC equally to 20% (i.e., $10 million divided by $50 million) of the face value of surety bonds issued by USSIC.

b.	For the avoidance of doubt, substantially similar collateral may include pari passu participation in a collateral pool or rights to a collateral pool and may include participation on a subordinated basis - but not subordinated to any other surety– to other debt or interest holders in a particular asset or group of assets being provided as collateral. In addition, in the event that W&T is unable to provide substantially similar collateral or there is a disagreement between the Parties with respect to whether collateral being offered by W&T is, in fact, substantially similar collateral, the Parties agree to negotiate regarding the provision by W&T of collateral of substantially similar value as the collateral being provided to another party or parties. In the event that the Parties are unable to reach agreement on the amount and type of collateral of substantially similar value, such dispute shall be governed under the dispute resolution mechanism outlined in Section 6.

4.                     The Parties agree to negotiate regarding the potential issuance of additional surety bonds by USSIC to W&T or an affiliate or subsidiary thereof related to W&T’s properties. The Parties acknowledge and agree that the prohibition on changes to premium rates set forth in Section 2.a shall not be applicable to surety bonds issued by USSIC following the Effective Date. The Parties also acknowledge that USSIC is under no obligation to issue additional surety bonds.

5.                     W&T hereby directs its counsel of record in the Sureties Litigation to file with the Court forthwith a joint motion in the form attached hereto as Exhibit 1 (the “Dismissal Without Prejudice Motion”). THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE REQUESTING THE COURT RETAIN JURISDICTION (I) TO ENFORCE THIS AGREEMENT AND (II) TO RESOLVE FUTURE DISPUTES RELATING TO THE INDEMNITY AGREEMENT. In the event the Court declines to retain any or all such jurisdiction, such decision by the Court shall not affect the enforceability of this Agreement or the terms herein.

6.                     Any dispute concerning this Agreement or the subject matter contemplated thereby shall first be attempted to be resolved through negotiation, then mediation, before such dispute may be submitted to the Court for intervention. The Parties will first attempt to resolve disputes by negotiations between management level persons who have authority to settle the controversy. If, within fifteen (15) days of one Party’s notice to another Party that it seeks to negotiate a settlement of the controversy, either Party believes that further negotiations are futile, then such Party may initiate a mediation before Judge Nancy Atlas (or, if Judge Atlas is unavailable, a mediator agreed to by both Parties). The Parties shall then attempt to resolve the dispute by mediation with Judge Nancy Atlas for no less than sixty (60) days. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiation of the mediation process (unless otherwise extended by mutual agreement of the Parties), a Party may seek intervention from the Court. Each Party shall bear its own costs in connection with the negotiation and mediation and shall share the costs of the mediation services equally.

7.                     The Parties acknowledge that this Agreement shall not be an admission of liability by any Party or another other person or entity.

8.                     Subject to this Agreement, the Parties acknowledge and agree that each Party to this Agreement shall retain and reserve all of its rights and defenses in connection with the Sureties Litigation and this Agreement shall not constitute a waiver of such rights or defenses by any Party hereto.

9.                     This Agreement constitutes the entire agreement and understanding among the Parties related to the subject matter described in this Agreement and supersedes all prior proposals, negotiations, agreements, and understandings related to such subject matter. Each Party acknowledges that, in executing or delivering this Agreement or any related agreement to which it is a party, such Party is not relying on any statement, representation, warranty, covenant or agreement of any kind other than as expressly set forth in this Agreement or such related agreement. For the avoidance of doubt, it is the intention of each Party to expressly disclaim reliance.

10.                   This Agreement cannot be modified, amended, terminated, or otherwise changed in any way or manner, unless it is done pursuant to one or more written documents signed by each and every Party to this Agreement. No oral modification of this Agreement will be deemed valid or binding under any circumstances.

11.                   The Parties acknowledge and agree: (a) that they all participated equally in the negotiation and drafting of this Agreement; and (b) that neither this Agreement nor any provision herein shall be construed against any particular Party on grounds that such Party (or its counsel) drafted, proposed or modified any final or proposed provision in this Agreement.

12.                  This Agreement shall be binding upon and operate for the benefit of the Parties and their respective successors, assigns, parents and legal administrators.

13.                   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS HEREOF, the Parties’ duly authorized representatives have executed this Agreement on the dates indicated below, but effective for all purposes as of the Effective Date.

W&T Offshore, Inc.

By:	/s/ Tracy W. Krohn
Title:	Chief Executive Officer
Date:	June 14, 2025

U.S. Specialty Insurance Company

By:	/s/ Frank M. Lanak
Title:	Vice President
Date:	June 13, 2025